     As filed with the Securities and Exchange Commission on August 25, 1997
                                           Registration Statement No. 33-_______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
              -----------------------------------------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
              -----------------------------------------------------

                               Riddell Sports Inc.
             (Exact name of registrant as specified in its charter)

        Delaware                                               22-2890400
(State or other jurisdiction                                 (I.R.S. Employer
of incorporation or organization)                         Identification Number)

                           ---------------------------

                               Riddell Sports Inc.
                                900 Third Avenue
                                   27th Floor
                            New York, New York 10022
                                 (212) 826-4300

(Address, including zip code, and telephone number, including area code, of
                   Registrants' principal executive offices)

                           ---------------------------

                               RIDDELL SPORTS INC.
                             1991 STOCK OPTION PLAN

                               RIDDELL SPORTS INC.
                             1997 STOCK OPTION PLAN
                            (Full title of the plans)
                           ---------------------------

                                  LISA MARRONI
                               Riddell sports Inc.
                                900 Third Avenue
                                   27th Floor
                            New York, New York 10022
                                 (212) 826-4300

(Name, address, including zip code, and telephone number, including area code, of agent for service)


                                          CALCULATION OF REGISTRATION FEE
=====================================================================================================================

                             Amount of             Proposed Maximum         Proposed Maximum          Amount of
Title of Securities to be    Shares to be          Offer Price Per          Aggregate Offering        Registration
Registered                   Registered            Share (2)(3)             Price (2)(3)              Fee (4)
=====================================================================================================================
Common Stock, par            2,915,500(1)          (2)                      $12,001,272               $2,400.25
value $0.1 per share (the
"Common Stock")
=====================================================================================================================

(1) Includes 1,415,500 shares of Common Stock available for issuance pursuant to the Company's 1991 Stock Option Plan and 1,500,000 shares of Common Stock available pursuant to the Company's 1997 Stock Option Plan, plus such additional number of shares of Common Stock as may be issuable pursuant to the antidilution provisions under each of the plans registered hereunder.

(2) The proposed maximum offering price per share and the proposed maximum aggregate offering price were estimated pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended (the "Act"). The proposed maximum aggregate offering price equals the sum of (i) the aggregate price of 20,000 shares of Common Stock issuable under the Company's 1991 Stock Option Plan pursuant to options having an exercise price of $1.825 per share ($36,250); (ii) the aggregate offering price of 110,000 shares of Common Stock issuable under the Company's 1991 Stock Option Plan pursuant to options having an exercise price of $2.00 per share ($220,000); (iii) the aggregate offering price of 5,000 shares of Common Stock issuable under the Company's 1991 Stock Option Plan pursuant to options having an exercise price of $2.25 per share ($11,250); (iv) the aggregate offering price of 146,550 shares of Common Stock issuable under the Company's 1991 Stock Option Plan pursuant to options having an exercise price of $2.4375 per share ($357,216); (v) the aggregate offering price of 75,000 shares of Common Stock issuable under the Company's 1991 Stock Option Plan pursuant to options having an exercise price of $2.5625 per share ($192,188); (vi) the aggregate offering price of 60,000 shares of Common Stock issuable under the Company's 1991 Stock Option Plan pursuant to options having an exercise price of $2.625 per share ($157,500); (vii) the aggregate offering price of 75,000 shares of Common Stock issuable under the Company's 1991 Stock Option Plan pursuant to options having an exercise price of $2.75 per share ($206,250); (viii) the aggregate offering price of 7,500 shares of Common Stock issuable under the Company's 1991 Stock Option Plan pursuant to options having an exercise price of $3.125 per share ($23,438); (ix) the aggregate offering price of 37,000 shares of Common Stock issuable under the Company's 1991 Stock Option Plan pursuant to options having an exercise price of $3.25 per share ($120,250); (x) the aggregate offering price of 27,500 shares of Common Stock issuable under the Company's 1991 Stock Option Plan pursuant to options having an exercise price of $3.375 per share ($92,813); (xi) the aggregate offering price of 88,000 shares of Common Stock issuable under the Company's 1991 Stock Option Plan pursuant to options having an exercise price of $3.625 per share ($319,000); (xi) the aggregate offering price of 200,000 shares of Common Stock issuable under the Company's 1991 Stock Option Plan pursuant to options having an exercise price of $4.00 per share ($800,000); (xii) the aggregate offering price of 24,500 shares of Common Stock issuable under the Company's 1991 Stock Option Plan pursuant to options having an exercise price of $4.25 per share ($104,125); (xiii) the aggregate offering price of 43,000 shares of Common Stock issuable under the Company's 1991 Stock Option Plan pursuant to options having an exercise price of $4.3125 per share ($185,438); (xiv) the aggregate offering price of 81,000 shares of Common Stock issuable under the Company's 1991 Stock Option Plan pursuant to options having an exercise price of $4.50 per share ($364,500);
     (xiv) the aggregate offering price of 65,000 shares of Common Stock issuable under the Company's 1991 Stock Option Plan pursuant to options having an exercise price of $4.625 per share ($300,625); (xv) the aggregate offering price of 37,500 shares of Common Stock issuable under the Company's 1991 Stock Option Plan pursuant to options having an exercise price of $4.75 per share ($178,125); (xvi) the aggregate offering price of 7,500 shares of Common Stock issuable under the Company's 1991 Stock Option Plan pursuant to options having an exercise price of $5.375 per share ($40,313); (xvii) the aggregate offering price of 469,425 shares of Common Stock issuable under the Company's 1991 Stock Option Plan pursuant to options having an exercise price of $5.42 per share ($2,544,284); (xviii) the aggregate offering price of 151,500 shares of Common Stock issuable under the Company's 1991 Stock Option Plan pursuant to options having an exercise price of $5.44 per share ($824,160); (xix) the aggregate offering price of 469,425 shares of Common Stock issuable under the Company's 1991 Stock Option Plan and/or 1997 Stock Option Plan pursuant to options having an exercise price of $5.42 per share ($2,544,284); (xx) the aggregate offering price of 450,000 shares of Common Stock issuable under the Company's 1997 Stock Option Plan pursuant to options having an exercise price of $3.80 per share ($1,710,000) and (xxi) the product of the 734,525 remaining shares of Common Stock being registered and $4.375 ($3,213,547) which represents the average of the high and low sale prices for the Common Stock on the Nasdaq National Market on August 21, 1997.

(3)  Estimated solely for the purpose of calculating the registration fee.

(4) The registration fee has been calculated pursuant to Section 6(b) of the Act based on the proposed maximum aggregate offering price.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation Of Documents By Reference.

     The following documents which have been filed by Riddell Sports Inc., a Delaware corporation (the "Registrant" or the "Company"), with the Securities and Exchange Commission ("SEC") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference.

(a) The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, which is the Registrant's latest Annual report on Form 10-K filed pursuant to Section 13(a)or 15(d) of the Exchange Act and which contains audited financial statements for the Registrant's latest fiscal year for which a Form 10-K was required to have been filed.

(b) The Registrant's Quarterly Reports on Form 10-Q for the periods ending March 31, 1997 and June 30, 1997.

(c)  Report on Form 8-K dated May 9, 1997
     Report on Form 8-K dated June 6, 1997
     Report on Form 8-K dated June 19, 1997

(d) The description of the Registrant's Common Stock, par value $0.01 per share, which is contained in a Registration Statement filed with the SEC (File No. 33-40488) under Section 12 of the Exchange Act and declared effective on June 28, 1991, including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Certain legal matters with respect to the validity of the Common Stock of the Company registered hereby have been passed upon for the Registrant by its General Counsel, Lisa J. Marroni, Esq., New York, New York. Ms. Marroni is a Vice President of Registrant who as an employee as of August 22, 1997 has been granted options to acquire 24,000 shares of Common Stock pursuant to the Company's 1991 Stock Option Plan.

     The consolidated financial statements of Registrant as of December 31, 1996 and 1995, and for the years ended December 31, 1994, 1995 and 1996 have been incorporated by reference in this Registration Statement in reliance upon the report of Grant Thornton LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Varsity Spirit Corporation, a subsidiary of Registrant, as of December 31, 1996 and 1995 and for the years ended December 31, 1996 and 1995 and for the nine month period ended December 31, 1994 have been incorporated herein by reference in reliance upon the report of BDO Seidman, LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

Item 6. Indemnification of Directors and Officers

     The Indemnification of officers and directors of the Company is governed by
Section 145 of the Delaware General Corporation Law (the "DGCL") and the Certificate of Incorporation (the "Certificate") and By-Laws of the Company. Among other things, the DGCL permits indemnification of a director, officer, employee or agent in civil, criminal, administrative or investigative actions, suits or proceedings (other than an action by or in the right of the corporation) to which such person is a party is threatened to be made a party by reason of the fact of such relationship with the corporation against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. No indemnification may be made in any such suit to any person adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which the action was brought determines that, despite that adjudication of liability, such person is under all circumstances, fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. Under the DGCL, to the extent that a director, officer, employee or agent is successful, on the merits or otherwise, in the defense of any action, suit or proceeding or any claim, issue or matter therein (whether or not the suit is brought by or in the right of the corporation), he shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him. In all cases in which indemnification is permitted (unless ordered by a court), it may be made by the corporation only as authorized in the specific case upon a determination that the applicable standard has been met by the party to be indemnified. The statute authorizes the corporation to pay expenses incurred by an officer or director in advance of a final disposition of a proceeding upon receipt of an undertaking by or on behalf of the person to whom the advance will be made, to repay the advances if it shall ultimately be determined that he was not entitled to indemnification. The DGCL provides that indemnification and advances of expenses permitted thereunder are not to be exclusive of any rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. the DGCL also authorizes the corporation to purchase and maintain liability insurance on behalf of its directors, officers, employees and agents regardless of whether the corporation would have the statutory power to indemnify such person against the liabilities insured.

     Each of the Certificates and the By-Laws provides that the directors, officers and others shall be indemnified to the fullest extent authorized by the DGCL, as in effect (or, to the extent indemnification is broadened, as it may be amended), against any and all judgments, fines and amounts paid in settling or otherwise disposing of threatened, pending or completed actions, sits or proceedings, whether civil, criminal, administrative or investigative and expenses incurred by such person in connection therewith. The By-Laws further provide that, to the extent permitted by law, expenses so incurred by any such person in defending a civil or criminal action or proceeding shall, at his request, be paid by the Company in advance of the final disposition of such action or proceeding. The Certificate also eliminates the personal liability of directors to the fullest extent permitted by the DGCL, as amended from time to time.

     The By-Laws provide that the right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition shall not be exclusive of any other right which any person may have or acquire under any state law, provision of the Certificate or By-Laws or otherwise.

     In addition to the indemnification provided as described below, the Company is a party to employment agreements with each of Messrs. Nederlander, Toboroff and Mauer (executive officers and directors of the Company) and Messrs. Cougill (an executive officer of Riddell, Inc., a wholly owned subsidiary of the Company) and Gleisner (President of All American Sports Corporation, a wholly owned subsidiary of the Company) indemnifying such individual against liability arising out of his actions or the performance of his duties within the scope of his employment not taken in bad faith. In addition, the employment agreements entered into by the company and Messrs. Nederlander, Toboroff and Mauer provide that the Company shall assume primarily responsibility for legal fees incurred by such person in any action as to which such person is entitled to have his legal fees paid for by the Company, and that the Company shall pay such fees directly to counsel rather than reimburse such officer.


     The Company maintains directors and officers liability and company reimbursement insurance which, among other things, (i) provides for payments on behalf of its officers in their capacity as such and (ii) provides for payment on behalf of the Company against such loss pursuant to statutory or common law or pursuant to duly effective Certificate or By-Law provisions.

Item 7. Exemption From Registration Claimed.

     Not Applicable.

Item 8. Exhibits.

     The following exhibits are filed as part of this Registration Statement:

                                                                      Sequential
Exhibit No. Description of Exhibit                                     Page No.
----------  ----------------------                                     --------
4.1         Amended and Restated Articles of Incorporation of
            Riddell Sports Inc.(2)
4.2         First Amended and Restated Bylaws of Riddell Sports Inc.
            (3)
4.3         1997 Stock Option Plan.(4)
4.4         1991 Stock Option Plan(2) as amended by amendments
            described in Riddell Sports Inc.'s proxy materials for its annual stockholders meetings held on August 20, 1992,
            September 30, 1993, June 27, 1996 and June 24, 1997.
5.1         Opinion of General Counsel of Registrant regarding
            validity of Common Stock being registered.(1)
23.1        Consent of General Counsel of Registrant (included in
            Exhibit 5.1)
23.2        Consent of Grant Thornton LLP(1)
23.3        Consent of BDO Seidman, LLP(1)
24.1        Powers of Attorney (included on page ___ hereof).
Footnotes:
----------
(1)  Filed herewith.

(2)  Incorporated by reference to Registrant's Form 10-Q dated November 11,
     1996.
(3) Incorporated by reference to Registrant's Form 10-K for the year ended December 31, 1995.
(4)  Incorporated by reference to Registrant's Proxy Statement filed June 6,
     1997.

Item 9. Undertakings

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) In so far as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York on this 22nd day of August, 1997.

                                                   RIDDELL SPORTS INC.

                                                   By:/s/ DAVID MAUER
                                                      ---------------
                                                         David M. Mauer
                                                       Chief Executive Officer,
                                                       President and Director

     KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints DAVID M. MAUER, DAVID GROELINGER AND LISA MARRONI, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent: full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes and he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or his substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

    Signature                   Title                                Date

    ---------                   -----                                ----
/s/DAVID M. MAUER          Chief Executive Officer             August 22, 1997
-----------------------    President and Director
David M. Mauer

ROBERT E.                  Chairman of the Board               August 22, 1997
NEDERLANDER
----------------------
Robert E. Nederlander

JEFFREY G. WEBB            Vice Chairman of the Board,         August 22, 1997
-----------------------    President and Chief Operating
Jeffrey G. Webb            Officer of the Varsity Spirit
                           Division

LEONARD TOBOROFF               Vice President and Director       August 22, 1997
---------------------------
Leonard Toboroff

DAVID GROELINGER               Executive Vice President and      August 22, 1997
----------------------------   Chief Financial Officer
David Groelinger               (Principal Financial Officer)

LAWRENCE SIMON                 Senior Vice President             August 22, 1997
----------------------------   (Principal Accounting
Lawrence F. Simon              Officer)


DON R. KORNSTEIN               Director                          August 22, 1997
----------------------------
Don R. Kornstein

JOHN MCCONNAUGHY,              Director                          August 22, 1997
JR.
----------------------------
John McConnaughy, Jr.

GLENN E.                       Director                          August 22, 1997
SCHEMBECHLER
----------------------------
Glenn E. Schembechler

DAN COUGILL                    President and Chief Operating     August 22, 1997
-----------------------------  Officer of the Riddell Group
Dan Cougill                    Division